U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                                          OMB APPROVAL
                                                  OMB Number         3235-0287
                                                  Expires:    January 31, 2005
                                                  Estimated average burden
                                                  hours per response.......0.5

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Stephen A. Schwarzman
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   (Last)                           (First)             (Middle)

     345 Park Avenue, 31st Floor
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                                    (Street)

     New York,                     New York             10154
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Premcor Inc.       Symbol: PCO
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


     January 29, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                 4.  Securities
                                                                 Acquired (A)                            6. Owner-
                                                                 or Disposed of         5. Amount of     ship
                                                                 (D) (Instr. 3, 4       Securities       Form:
                                                    3. Trans-    and 5)                 Beneficially     Direct      7. Nature of
                                   2A Deemed        action Code  ----------------       Owned Follow-    (D) or      Indirect
1. Title of      2. Trans-         Execution        (Instr. 8)               (A)        ing Reported     Indirect    Beneficial
Security         action Date       Date, if any     -----------     Amount   or  Price  Transaction(s)   (I)         Ownership
(Instr. 3)       (Month/Day/Year)  (Month/Day Year) Code     V               (D)        (Instr. 3 and 4) (Instr.4)   (Instr. 4)
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

Common Stock     1/29/03                            P             1,300,000   A  $19.20  29,117,104       I          See Note 1
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).


                                    (Over)
                               SEC 1474 (3-99)

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9. Num-   10. Own-
                                                                                                         ber of    ner-
                                                                                                         Deriv-    ship
                                                                                                         ative     Form
                                                                                 7. Title and            Secur-    of
            2. Con-                                                              Amount of               ities     Deriv-   11.
            version                               5. Number of                   Underlying              Bene-     ative    Nature
            or                3A.                 Derivative                     Securities       8.     ficially  Secur-   of
            Exer-             Deemed              Securities    6. Date          (Instr. 3 and    Price  Owned     ity:     In-
            cise              Execu-   4. Trans-  Acquired (A)  Exercisable and  and 4)           of     Follow-   Direct   direct
            Price   3. Trans- tion     action     or Disposed   Expiration Date  -------------    Deriv- ing       (D) or   Bene-
1. Title    of      action    Date     Code       of(D)         (Month/Day/Year)         Amount   ative  Reported  In-      ficial
of          Deriv-  Date      if any   (Instr.    (Instr. 3,    ----------------         or       Secur- Trans-    direct   Owner-
Derivative  ative   (Month/   (Month/  8)         4 and 5)      Date     Expira-         Number   ity    actions   (I)      ship
Security    Secur-  Day/      Day/     ------     ------------  Exer-    tion            of       (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)     Year)    Code V     (A)   (D)     cisable  Date    Title   Shares   5)     4)        4)       4)
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

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
Explanation of Responses:

(1) Blackstone Management Associates III L.L.C. ("BMA"), as General Partner of Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. is deemed to beneficially own such shares held by such entities. The Reporting Person is a founding member of BMA and as such may be deemed to share beneficial ownership for the shares owned by Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. Each of BMA and the Reporting Person disclaims beneficial ownership of such shares.

      /s/ Stephen A. Schwarzman
--------------------------------
      Date:  January 31, 2003


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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